Exhibit 10.27
Bruce Fleming Offer Letter

February 29, 2016

Bruce Fleming
22315 Viajes
San Antonio, TX 78261

Dear Bruce,

On behalf of Calumet GP, LLC I am pleased to extend to you an offer to join Calumet as Executive Vice President Strategy and Growth, reporting to me. Your start date will be March 21, 2016.

Your starting salary will be $14,583.33 per semi-monthly pay period, which is $350,000.00 on an annualized basis. You will be eligible for the 2016 Executive Annual Incentive Program (EAIP) at Level 2 Annual Cash Incentive at a target of 100% of base salary. This award will be prorated for 2016 and payable after the end of the 2016 fiscal year once final DCF is calculated and reported as part of Calumet's Annual Report on Form 10-K. If actual DCF performance falls between the various levels, the cash incentive award will be prorated, up to the maximum potential award under the stretch performance target. No award will be earned if the minimum DCF performance target is not achieved.

Also, you are eligible to participate in Calumet's Long-Term Incentive Plan. This equity award, in the form of "phantom units" will be granted after the end of the 2016 fiscal year once annual Distributable Cash Flow (DCF) is calculated and reported as part of Calumet's Annual Report on Form 10-K. In order to receive the phantom unit grant, the Partnership must at least achieve the minimum DCF performance level. The 2016 cash incentive and equity awards are going to be based 50% on Partnership performance and 50% on individual performance.Your potential awards for the 2016 fiscal year are below.

Performance Tier	2016 Partnership DCF Level $ in Millions	Annual Cash Incentive Opportunity as a % of Base Salary	Granted Phantom Units Range
Minimum	220.6	50%	4,320 to 6,480
Target	261.4	100%	8,640 to 12,960
Stretch	302.3	200%	12,960 to 19,440

For 2016, your awards will be prorated depending on hire date.

The equity award will not be prorated for performance between the above three levels. Upon grant, 25% of the phantom units will vest, with 25% vesting on each successive December 31 following the grant, Upon vesting, you will receive one Calumet common unit for each phantom unit or an equivalent fair market value cash payment, at Calumet's sole discretion. Upon grant, the phantom units will also carry distribution equivalent rights ("DERs"), which will entitle you to a cash payment on such units equivalent to quarterly distributions tha are declared by the Partnership as if the phantom units were common units. Other terms and conditions of the phantom unit grant will be governed by a formal grant document. Please note that Calumet's Board of Directors reserves the right to make modifications to the above award programs in their sole discretion.

You will be eligible for twenty (20) company-paid vacation days in 2016. You will also be granted the personal use, subject to availability, of the company hired aircraft, with reimbursement to Calumet for the cost of the trip. For a sign on bonus, Calumet will match any purchases of CLMT units that you make in the open market according to the following conditions. You agree to conduct your purchases in accordance with our insider trading policy. Our match will apply to your purchases from January 1 through December 31, 2016, up to a value of $750,000.00 that we will match dollar for dollar in "company match phantom units". Your right to receive these company match phantom units will not be subject to any other performance standard, and their vesting will occur exactly like the vesting schedule of our long term incentive program. Upon grant, the phantom units will also carry distribution equivalent rights ("DERs"), which will entitle you to a cash payment on such units equivalent to quarterly distributions that are declared by the Partnership as If the phantom units were common units.

As a salaried, full-time employee, you will be eligible for benefits currently available to full-time employees of Calumet, including our Group Health Care plan, Life and AD&D insurance. Long-Term Disability Income Insurance, Retirement Savings Plan and Relocation Assistance - Tier 1 (see attachments).

Calumet GP, LLC Is an at-will employer. Calumet does not offer tenured or guaranteed employment. Either Calumet or the employee can terminate the employment relationship at any time, with or without cause, with or without notice. Please note that consistent with Calumet's policy, this offer of employment is contingent upon:
• Satisfactory results of a standard drug and alcohol screening that we will arrange for you.
• Satisfactory results of a routine background check.
• Proof of authorization to work and proof of identity In compliance with the terms of the Federal
Immigration Reform and Control Act. (1-9)

Failure or refusal to submit to or satisfactorily complete these requirements will result in rescinding any offers of employment. Please feel free to contact me with any questions you have. If you are in agreement with the terms of this offer of employment, please sign this offer letter and return to me within the next five days. We are pleased to have you join the Calumet team and look forward to working with you.

Sincerely,

/s/ Timothy Go
Timothy Go
CEO

By signing and dating this letter below, I Bruce Fleming accept this job offer of Executive Vice President Stategy and Growth by Calumet GP, LLC.

/s/ Bruce Fleming
Bruce Fleming
02/29/2016